SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 21, 2012 (August 16, 2012)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 W. Jefferson Blvd., Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On August 16, 2012, the board of directors of Steel Dynamics, Inc., upon the recommendation of its Corporate Governance and Nominating Committee, appointed James A. Trethewey and Traci Dolan to the company’s board of directors.  Mr. Trethewey’s appointment fills a vacancy created at the end of December 2011, with the passing of former Lead Director Joseph D. Ruffolo.  The appointment of Ms. Dolan fills a vacancy created by the health-related resignation on August 16, 2012 of long-time director, Richard J. Freeland.  Both appointments are for the balance of a one year term, expiring at the company’s annual shareholders meeting in May 2013.  The appointments bring the total number of directors back to eleven members.

James A. Trethewey

Jim Trethewey, 68, comes to the Steel Dynamics board following a forty year career in the iron ore and coal mining industry, thirty-five of which he spent with Cliffs Natural Resources.  Mr. Trethewey’s responsibilities at Cliffs encompassed both domestic and international business affairs, most recently as Senior Vice President of Business Development, where he was involved in the conversion of the company from its former principal identity as a domestic iron ore mine management company to an international merchant company focused on iron metallic and steel-related products such as metallurgical coal.

Earlier, as Cliffs’ Vice President, Administration from 1997 to 2000, Mr. Trethewey was responsible for information technology, purchasing, safety, environmental affairs and energy management, and before that he served as Cliffs’ Vice President Controller and Principal Accounting Officer.

Mr. Trethewey is currently a partner and Chief Executive Officer of DJD Investments, Cleveland, Ohio, a real estate management company.  He holds a Bachelor of Science Degree from Michigan Technological University (1967) and a Master’s Degree in Business Administration from Wallace College (1981).  Mr. Trethewey serves as a board member of the Journey of Hope (cancer treatment services) and Friends Helping Friends, and is a member of Michigan Technological University’s Board of Trustees and a member of its National Advisory Board to the School of Business and Economics.  He is a resident of Rotonda West, Florida.

It is expected that Mr. Trethewey will serve as an independent director member of the company’s Audit Committee and its Corporate Governance and Nominating Committee.

Traci Dolan

Traci Dolan, 54, is currently, and since 2004, Chief Administrative Officer and Corporate Secretary of ExactTarget, Inc. (NYSE: ET), a publicly owned global cross-channel interactive marketing software-as-a-service company, with some 1,100 employees spanning four continents.  In her current role, she is responsible for human resources, executive compensation, legal affairs, facilities, risk management, shareholder relations, and was principally involved in the company’s recently completed IPO process.  Through June 2011, she was also responsible for all aspects of ExactTarget’s financial and strategic planning, accounting, tax and treasury functions.

Prior to joining ExactTarget, Ms. Dolan served as Chief Financial Officer and Vice President of Finance and Administration, Secretary and Treasurer of Made2Manage Systems, Inc., an enterprise resource planning (ERP) software company, which she joined in March 2000.  In 2003, she led the effort to take Made2Manage, then a publicly-owned (NASDAQ) company, private, a process that was successfully completed in August 2003.  While at Made2Manage, Ms. Dolan led the company’s financial and administrative functions, including accounting, internal and external reporting, budgeting, forecasting, treasury, tax and risk management functions.  From 1995 to 2000, Ms. Dolan was Vice President of Finance and Operations, and before that, Controller and Vice President of Finance, for Macmillan Publishing USA, the world’s largest reference publisher.

Ms. Dolan, a resident of Carmel, Indiana, currently serves on the board of Central Indiana Community Foundation and the Indianapolis Convention and Visitors Association and is a member of the Board of Visitors of the Kelly School of Business (Indiana University Indianapolis Campus).  She holds a Bachelor of Science Degree in Business Administration from Indiana University (1981).

It is expected that Traci Dolan will serve as an independent director member of the company’s Audit Committee and its Compensation Committee.

Item 8.01.	Other Events.

On August 16, 2012, Richard J. Freeland, a member of Steel Dynamics, Inc.’s board directors since 2000, tendered his resignation as a director, effective immediately, on the basis of Mr. Freeland’s conclusion that, as a result of illness, he was unable to continue to devote his full time and attention to the discharge of his duties as a director and committee member.  The Steel Dynamics board accepted Mr. Freeland’s resignation, with regret, and thanked him for his years of thoughtful and valuable service.

On August 21, 2012, Steel Dynamics, Inc. issued a press release captioned “Steel Dynamics Appoints James Trethewey and Traci Dolan to Board of Directors.”  A copy of the press release is furnished herewith as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	A press release dated August 21, 2012, “Steel Dynamics Appoints James Trethewey and Traci Dolan to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

STEEL DYNAMICS, INC.

/s/ Theresa E. Wagler
Date: August 21, 2012	By:	Theresa E. Wagler
	Title:	Executive Vice President and CFO